Exhibit 99.1

Vapotherm Reports Preliminary Fourth Quarter and Full Year 2021 Revenue Results

EXETER, New Hampshire, January 12, 2022 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), a global medical technology company focused on the development and commercialization of its innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders today announced preliminary unaudited fourth quarter and full year 2021 net revenue results.

Preliminary net revenue for the fourth quarter of 2021 is expected to be approximately $21.8 million, a two-year compounded annual growth rate of approximately 29%.

Preliminary net revenue for the full year 2021 is expected to be approximately $112.8 million, a two-year compounded annual growth rate of approximately 53%.

“I am proud of our Team’s ability to meet our Customers’ needs during 2021 despite multiple COVID-19 surges, global supply chain disruptions and challenging labor markets, said Joe Army, President and CEO of Vapotherm.  “We significantly expanded our worldwide Installed Base and the number of Gold and Silver emergency department accounts in the U.S. We believe this expanded footprint, along with the recently released HVT 2.0 and investments we made in digital healthcare via Vapotherm Access, will pay dividends for years to come as we pursue our goal of becoming THE complex lung disease patient management company.”

The Company plans to release its fourth quarter and full year 2021 financial results in late February 2022. These preliminary net revenue results are based on current expectations. Actual results are subject to completion of the Company’s year-end financial closing procedures and review and audit procedures by the Company’s independent registered public accounting firm.

Preliminary 2022 Revenue Outlook

The Company believes COVID-19 and its mutations have become a chronic, recurring problem resulting in a significant number of COVID-19 related hospitalizations each year, which is likely to significantly expand the Company’s total addressable market. For 2022, the Company expects net revenue of between $104 million and $108 million based on its expectation that some level of COVID-19 related hospitalizations will continue worldwide. The Company’s estimate for 2022 net revenue assumes one additional COVID-19 related surge in the U.S. beyond the current surge we are experiencing with expected surge related demand to be approximately 50% of what the Company experienced during the two U.S. COVID-19 related surges in 2021.

The impact of COVID-19 on hospitalizations worldwide continues to be very dynamic. Should the Company’s expectations regarding COVID-19 hospitalizations not materialize as planned, the Company’s future financial results could be materially different than expected.

About Vapotherm

Vapotherm, Inc. (NYSE: VAPO) is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 3.2 million patients have been treated with the use of Vapotherm high velocity therapy® systems. For more information, visit www.vapotherm.com.

Vapotherm high velocity therapy is mask-free non-invasive ventilatory support and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The Precision Flow system’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication.

Exhibit 99.1

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission (“SEC”) filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s expected net revenue for the fourth quarter and full year 2021, the future benefits of the Company’s expanded footprint, and the effect of COVID-19 and its mutations on future hospitalization levels, the Company’s total addressable market and future financial results. In some cases, you can identify forward-looking statements by terms such as ‘‘expect,’’ “believe,” “continue,” “plan,” “estimate,” “future,” “outlook,” “will,” “should,” “could,” “would,” the negative of these terms, other similar expressions, and the use of future dates. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: risk that Vapotherm’s final net revenue results will deviate from the preliminary, unaudited net revenue results in this release; failure to achieve other financial guidance for 2021 and preliminary full year 2022 revenue outlook; Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future; Vapotherm may need to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations; Vapotherm’s dependence on sales generated from its Precision Flow systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market; the ability for Precision Flow systems to gain increased market acceptance; Vapotherm’s inexperience directly marketing and selling its products; the potential loss of one or more suppliers and dependence on its new third party manufacturer; Vapotherm’s susceptibility to seasonal fluctuations; Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements; the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure, maintain or enforce patent or other intellectual property protection for its products; the impact of the COVID-19 pandemic on its business, including its supply chain, and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December, 31, 2020, as filed with the SEC on February 24, 2021 and Vapotherm’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 as filed with the SEC on November 3, 2021, and in any subsequent filings with the SEC. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011

SOURCE:  Vapotherm, Inc.